Exhibit 5.1

[DAVIS POLK & WARDWELL LETTERHEAD]

January 16, 2004

NPTest Holding Corporation
150 Baytech Drive
San Jose, CA 95134

Ladies and Gentlemen:

     We have acted as special counsel to NPTest Holding Corporation, a Delaware corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission a Registration Statement on Form S-8 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended, 3,821,851 shares of its common stock, par value $0.001 per share (the “Shares”), to be issued under the Company’s 2003 Stock Incentive Plan (the “Plan”).

     We have examined such documents and such matters of fact and law that we have deemed necessary for the purpose of rendering the opinion expressed herein. Based on the foregoing, we are of the opinion that, when delivered in accordance with the Plan upon receipt by the Company of adequate consideration therefor, the Shares will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement referred to above.

Very truly yours,

/s/ Davis Polk & Wardwell